EXHIBIT 20.1

NISSAN MASTER OWNER TRUST RECEIVABLES - 2005-A
Monthly Servicer's Report for the month ended July 31, 2005

Period	Collection	Accrual	Distribution	Series Allocation Percentage at Month-End	45.71%
From	1-Jul-05	15-Jul-05	15-Aug-05	Floating Allocation Percentage at Month-End	32.96%
To	31-Jul-05	15-Aug-05
Days

Description of Collateral		Expected Final	Accumulation	Early Redemption
On the Distribution Date, the Series 2005-A balances were:		Payment Date	Period	Period
		09/15/06	03/01/06	No
Notes	800,000,000.00

Principal Amount of Debt	800,000,000.00
Required Overcollateralization	106,515,580.72
Incremental Overcollateralization Amount	-
Series Nominal Liquidation Amount	906,515,580.72
Required Participation Amount	958,515,580.72	Accumualtion Account
Excess Receivables	35,915,905.71	Beginning	$ -
Total Collateral	994,431,486.43	Additions	-
		Ending Balance	$ -
Collateral as Percent of Notes	124.30%

NMOTR Trust Pool Activity
During the past Collection Period, the following activity occurred:
		Distributions to Investors
	NMOTR	Days	31
	Total Pool	LIBOR	3.38813%
Beginning Gross Principal Pool Balance	2,496,336,156.17	Applicable Margin	0.03000%
Total Principal Collections	(1,130,440,128.94)		3.41813%
Investment in New Receivables	907,252,764.74
Receivables Added for Additional Accounts	185,943,921.44		Actual	Per $1000
Repurchases	(97,098,941.10)	Interest	$ 2,354,711.78	$ 2.48
Principal Default Amounts	-	Principal	$ -	$ -
Principal Reallocation	-	Unused Fee	$ -	$ -
New Series Issued During Collection Period	-			$2.48
Less Net CMA Offset	(183,115,862.05)
Less Servicing Adjustment	(3,559,033.69)	Total Due Investors	$ 2,354,711.78	3.418130%
Ending Balance	2,175,318,876.57	Servicing Fee	$ 897,072.71
		Excess Cash Flow	$ 1,275,509.36
SAP for Next Period	54.29%

Average Receivable Balance	2,252,211,084.07
Monthly Payment Rate	50.19%	Reserve Account

Interest Collections		Required Balance	$ 6,000,000.00
During the past collection period, the following activity occurred:		Current Balance	6,000,000.00
		Deficit/(Excess)	$ -

	Total Pool
Total Interest Collections	$ 10,803,670.80
Principal Reallocations	-
Recoveries on Receivables Written Off	-
Total Available	$ 10,803,670.80